Exhibit 99.1

THE ST. JOE COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS AND DECLARES A QUARTERLY DIVIDEND OF $0.16 PER SHARE

Highlights for the fourth quarter of 2025 as compared to the fourth quarter of 2024:

•	Quarterly net income attributable to the Company increased by 58% to $29.9 million, or $0.52 per share, from $18.9 million, or $0.32 per share.

•	Total quarterly revenue increased by 24% to $128.9 million from $104.3 million.

•	Real estate revenue increased by 47% to $68.2 million from $46.5 million.

•	Hospitality revenue increased by 10% to a fourth quarter record of $46.5 million from $42.2 million.

•

In the fourth quarter of 2025, the Company funded $18.5 million in capital expenditures, paid $9.2 million in cash dividends, repurchased $15.1 million of the Company's common stock and repaid a net amount of $8.0 million of debt.

Highlights for the full year 2025 as compared to the full year 2024:

•	Net income attributable to the Company increased by 56% to $115.6 million, or $2.00 per share, from $74.2 million, or $1.27 per share.

•

Total revenue increased by 27% to $513.2 million from $402.7 million.  Real estate revenue increased by 64% to $234.2 million.  Hospitality revenue increased by 8% to a Company record of $215.4 million.  Leasing revenue increased by 5% to a Company record of $63.6 million.

•

In 2025, the Company funded $108.1 million in capital expenditures, paid $33.6 million in cash dividends, repurchased $40.0 million of the Company's common stock and repaid a net amount of $46.6 million of debt.

•	Cash and cash equivalents balance increased by $40.8 million to $129.6 million as of December 31, 2025, as compared to $88.8 million as of December 31, 2024.

Panama City Beach, Florida – (February 25, 2026) – The St. Joe Company (NYSE: JOE) (the “Company,” “We,” or “Our”) today reports fourth quarter and full year 2025 results.

Jorge Gonzalez, the Company’s President, Chief Executive Officer and Chairman of the Board, said, “We completed a strong year with 58% growth in net income and 24% growth in revenue in the fourth quarter compared to the same period in 2024.  For the full year 2025, revenue exceeded $500 million totaling $513.2 million, an increase of 27% over a strong 2024.  Each of the Company’s operating segments continued to reflect organic growth in revenue.  For the full year 2025, residential real estate revenue increased 41% to $165.0 million from $116.8 million in 2024. The average base sales price per homesite increased from $108,000 in 2024 to $137,000 per homesite in 2025 while the gross margin on homesite sales increased from 47% to 51%.  For the full year 2025, hospitality revenue increased to a Company record of $215.4 million while leasing revenue increased to a Company record of $63.6 million.”

Mr. Gonzalez continued, “We are not just a ‘land bank’ company.  In addition to having the unique competitive advantage of owning 165,000 acres of land in a fast-growing area of Florida, we have demonstrated the ability to execute by consistently growing revenue and profitability in an efficient and thoughtful manner.  As we have been growing revenue and profitability, we have simultaneously increased the value of the underlying land assets in what we like to call the virtuous circle of value creation in which an investment in one segment benefits other segments.  With our vast land ownership, we already own the ‘raw material’, which combined with our proven ability to execute, positions St. Joe for multi-generational growth.”

Mr. Gonzalez added, “Our capital allocation strategy is measured and multi-faceted.  During 2025, 33% of our capital allocation was for distributions to shareholders through dividends and share repurchases, 47% was for capital expenditures, primarily for growth, and the remaining 20% was for debt repayment. In 2025, we funded $108.1 million in capital expenditures, paid $33.6 million in cash dividends, repurchased $40.0 million of our common stock, and repaid a net amount of $46.6 million of debt.  We accelerated stock repurchases during the year, bringing the aggregate amount of stock repurchases in 2025 to 798,622 shares, as compared to 70,985 shares repurchased in 2024.  Since 2015, the Company has used $653.6 million to repurchase 34.9 million shares of the Company’s stock, representing 37.8% of the original shares, bringing the outstanding share balance to below 58.0 million.   The specifics of our capital allocation strategy may vary from quarter to quarter depending on various factors so it should be evaluated over a longer period, rather than on a quarterly basis.”

Mr. Gonzalez concluded, “As we discussed before, we are excited about the new daily non-stop flights between Northwest Florida Beaches International Airport (ECP) and LaGuardia Airport (LGA) in New York City.  New York is the largest metropolitan statistical area (‘MSA’) in the country with a population of approximately 20 million people.  We are poised to leverage this new opportunity by promoting the quality of the Watersound lifestyle to this large population base, including the launch of a new media campaign in the New York market.  A sample of the ‘NoFlo is New York’s Hottest Neighborhood’ campaign can be viewed at https://watersound.com/noflo/.  With this new flight schedule, ECP has non-stop flights between seven of the ten largest MSAs in the country, which is impactful in that it continues to increase convenient access to our region.  In fact, the ECP passenger traffic has continued to increase in recent years, with 2025 setting an all-time record of 1,937,224 passengers.  As access continues to improve and our area continues to be discovered by more people from wider range of locations, we are cautiously optimistic that these factors will have a positive impact to our segments in 2026 and beyond.”

Consolidated Fourth Quarter and Full Year 2025 Results

Total consolidated revenue for the fourth quarter of 2025 increased by 24% to $128.9 million, as compared to $104.3 million for the fourth quarter of 2024.  During the fourth quarter of 2025, real estate revenue increased by 47% to $68.2 million, hospitality revenue increased by 10% to a fourth quarter record of $46.5 million, while leasing revenue decreased by 9% to $14.2 million.  The decrease in leasing revenue is due to the sale of the Watercrest joint venture senior living property in September 2025.

For the full year 2025, total consolidated revenue increased by 27% to $513.2 million, as compared to $402.7 million for the full year 2024.  During 2025, real estate revenue increased by 64% to $234.2 million, hospitality revenue increased by 8% to a Company record of $215.4 million and leasing revenue increased by 5% to a Company record of $63.6 million.

The Company has entered into joint ventures which are unconsolidated and accounted for using the equity method.  For the three months ended December 31, 2025, these unconsolidated joint ventures had $75.2 million of revenue, as compared to $79.1 million for the same period in 2024.  For the full year 2025, these unconsolidated joint ventures had $345.3 million of revenue, as compared to $378.2 million for the full year 2024.  This activity is in addition to the Company’s reported consolidated revenue.  The Company’s economic interests in its unconsolidated joint ventures resulted in $25.6 million in equity in income from unconsolidated joint ventures in 2025, as compared to $23.6 million in 2024.  Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy which generates substantial financial returns for the Company.

Net income attributable to the Company for the fourth quarter of 2025 increased by 58% to $29.9 million, or $0.52 per share, as compared to net income of $18.9 million, or $0.32 per share, for the same period in 2024.  Net income attributable to the Company for the full year 2025 increased by 56% to $115.6 million, or $2.00 per share, as compared to net income of $74.2 million, or $1.27 per share, in 2024.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for the three months ended December 31, 2025, increased by 30% to $55.1 million, as compared to $42.5 million for the same period in 2024.  EBITDA for the full year 2025 increased by 32% to $219.6 million as compared to $166.7 million for the full year 2024.  Depreciation is a non-cash, GAAP expense which is amortized over an asset’s useful life, while maintenance and repair expenses are period costs and expensed as incurred.  See Financial Data below for additional information, including a reconciliation of EBITDA to net income attributable to the Company.

Dividends

On February 25, 2026, the Board of Directors declared a cash dividend of $0.16 per share on the Company’s common stock, payable on March 26, 2026, to shareholders of record as of the close of business on March 9, 2026.

Real Estate

For the fourth quarter of 2025, total real estate revenue increased by 47% to $68.2 million, as compared to $46.5 million for the fourth quarter of 2024.  The residential real estate volume totaled 248 residential homesites, six townhomes in the Watersound Villas on the Fairway community and one completed home, in the fourth quarter of 2025, as compared to 331 residential homesites in the fourth quarter of 2024.  For the fourth quarter of 2025, there were five commercial and forestry real estate sales totaling $6.5 million, as compared to five commercial and forestry real estate sales totaling $8.6 million for the fourth quarter of 2024.  In addition, the unconsolidated Latitude Margaritaville Watersound joint venture transacted 116 homes in the fourth quarter of 2025, as compared to 130 homes in the fourth quarter of 2024.

For the full year 2025, total real estate revenue increased by 64% to $234.2 million, as compared to $143.2 million for the full year 2024.  The Company sold 911 residential homesites at an average base price of approximately $137,000 and gross margin of 51%, 24 townhomes in the Watersound Villas on the Fairway community, and one completed home, for the full year 2025, as compared to 912 residential homesites at an average base price of approximately $108,000 and gross margin of 47%, for the full year 2024.  The differences in the average sales price, number of homesite closings and gross margin period-over-period were primarily due to the mix of sales in different communities.

For the full year 2025, there were 16 commercial, hospitality and forestry real estate sales totaling $57.1 million, as compared to 11 commercial and forestry real estate sales totaling $18.0 million for the full year 2024.  The 2025 commercial real estate revenue included the sale of the Watercrest joint venture senior living community property for $41.0 million.

In 2025, the Company placed 1,829 homesites under contract.  As of December 31, 2025, the Company had 1,992 residential homesites under contract, which are expected to result in revenue of approximately $143.5 million, plus residuals, over the next several years, as compared to 1,074 residential homesites under contract for $102.0 million, plus residuals, as of December 31, 2024.  The change in homesites under contract is due to homesite transactions since the end of the prior period, new contracts, including a long-term contract totaling approximately 650 undeveloped homesites within the SouthWood community, and the amount of remaining homesites in the current phases of the residential communities.  The Company’s residential homesite pipeline has approximately 23,900 homesites in various stages of development, engineering, permitting or concept planning, an increase of approximately 2,200 homesites from December 31, 2024.

In December 2025, the Company sold approximately 34 acres of land to the Latitude Margaritaville Watersound unconsolidated joint venture.  The community, initially planned for 3,500 residential homes, is now expected to increase to approximately 3,700 homes.   The Latitude Margaritaville Watersound unconsolidated joint venture had 60 net sale contracts executed in the fourth quarter of 2025.  Since the start of sales in 2021, there have been 2,339 home contracts.  For the fourth quarter of 2025, there were 116 completed home sales, bringing the community to 2,190 occupied homes. For the full year 2025, the Latitude Margaritaville Watersound completed 527 home sales at an average price of approximately $594,000 resulting in equity in income from the joint venture of $32.2 million to the Company, as compared to 659 homes at an average price of approximately $527,000 resulting in equity in income from the joint venture of $29.3 million for the full year 2024.  There were 149 homes under contract as of December 31, 2025, with an average sales price of approximately $596,000, which are expected to result in sales value of approximately $88.8 million at completion to the joint venture.

Hospitality

Hospitality revenue increased by 10% to a fourth quarter record of $46.5 million in 2025, as compared to $42.2 million in the fourth quarter of 2024.  For the full year 2025, hospitality revenue increased by 8% to a Company record of $215.4 million, as compared to $199.2 million for the full year 2024.

Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and hotel operations.  For the full year 2025, the Watersound Club revenue (including Camp Creek Inn operations) increased by 13% to $91.5 million while hotel revenue increased by 4% to $110.3 million, as compared to 2024.  As of December 31, 2025, the Company had 3,594 club members, as compared to 3,476 club members as of December 31, 2024, a net increase of 118 members.  As of December 31, 2025, the Company owned (individually by the Company or through consolidated and unconsolidated joint ventures) 12 hotels with 1,298 operational hotel rooms.

Leasing

Leasing revenue from commercial, office, retail, multi-family, senior living, self-storage and other properties decreased by 9% to $14.2 million for the fourth quarter of 2025, as compared to $15.6 million for the same period in 2024.   The decrease in leasing revenue is due to the sale of the Watercrest joint venture senior living property in September 2025.  For the full year 2025, leasing revenue increased by 5% to a Company record of $63.6 million, as compared to $60.3 million in 2024.

Leasable space as of December 31, 2025, consisted of approximately 1,174,000 square feet, of which approximately 1,133,000, or 96% was leased, with rent collection rate in excess of 99%, as compared to approximately 1,182,000 square feet as of December 31, 2024, of which approximately 1,126,000, or 95%, was leased.  The small decrease in leasable square feet is due to an increase in internal Company use of space for the new Watersound Real Estate Brokerage business that launched in the second quarter of 2025.  As of December 31, 2025, the Company had an additional 94,500 square feet of leasable space under construction of which approximately 72,100, or 76%, was pre-leased.  The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus.  These three centers, and others in the planning stage, have the potential to more than double the Company’s total current leasable commercial space.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended December 31, 2025, increased by $1.1 million to $7.4 million, as compared to $6.3 million for the same period in 2024.  The Company’s corporate and other operating expenses for the full year 2025 increased by $2.1 million to $27.3 million, as compared to $25.2 million in 2024.  Corporate and other operating expenses were approximately 5% of revenue for the full year 2025, as compared to approximately 6% of revenue in 2024.

Investments, Liquidity and Debt

In the fourth quarter of 2025, the Company funded $18.5 million in capital expenditures, paid $9.2 million in cash dividends, repurchased $15.1 million of the Company’s common stock, and repaid a net amount of $8.0 million of debt.  For the full year 2025, the Company funded $108.1 million in capital expenditures, paid $33.6 million in cash dividends, repurchased $40.0 million of the Company’s common stock and repaid a net amount of $46.6 million of debt.  The 2025 capital allocation represented 47% to capital expenditures, 33% to shareholders through dividends and stock repurchases and 20% to debt repayment.  As of December 31, 2025, the Company had $129.6 million in cash, cash equivalents and other liquid investments, as compared to $88.8 million as of December 31, 2024.  As of December 31, 2025, the Company had $257.1 million invested in development property, which, when complete, will be added to operating property or sold.

As of December 31, 2025, the weighted average effective interest rate of outstanding debt was 4.8% with an average remaining life of 19.6 years.  As of December 31, 2025, 81% of the Company’s outstanding debt had a fixed or swapped interest rate while the remaining 19% of debt has interest rates that vary with SOFR.

Earnings Call

The Company will conduct an earnings call on February 27, 2026, at 10:00 a.m. Central Time / 11:00 a.m. Eastern Time to discuss the Company’s performance and answer questions.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the full year 2025 will be available in a Form 10-K that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov.  We recommend studying the Company’s latest Form 10-K and Form 10-Q before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of EBITDA, a non-GAAP financial measure, for the fourth quarter and full year 2025 and 2024, respectively.

FINANCIAL DATA

Consolidated Results

($ in millions except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue
Real estate revenue	$68.2	$46.5	$234.2	$143.2
Hospitality revenue	46.5	42.2	215.4	199.2
Leasing revenue	14.2	15.6	63.6	60.3
Total revenue	128.9	104.3	513.2	402.7
Expenses
Cost of real estate revenue (a)	30.2	22.0	115.3	70.3
Cost of hospitality revenue (a)	34.2	31.6	148.5	136.4
Cost of leasing revenue (a)	6.0	6.6	28.4	28.8
Corporate and other operating expenses (a)	7.4	6.3	27.3	25.2
Depreciation, depletion and amortization	11.7	12.1	47.5	46.4
Total expenses	89.5	78.6	367.0	307.1
Operating income	39.4	25.7	146.2	95.6
Investment income, net	3.4	3.2	13.2	13.5
Interest expense	(7.2)	(8.1)	(30.5)	(33.6)
Equity in income from unconsolidated joint ventures	4.4	4.0	25.6	23.6
Other (expense) income, net	(1.1)	(0.1)	0.6	(0.7)
Income before income taxes	38.9	24.7	155.1	98.4
Income tax expense	(9.7)	(6.6)	(39.2)	(26.0)
Net income	29.2	18.1	115.9	72.4
Net loss (income) attributable to non-controlling interest	0.7	0.8	(0.3)	1.8
Net income attributable to the Company	$29.9	$18.9	$115.6	$74.2
Basic net income per share attributable to the Company	$0.52	$0.32	$2.00	$1.27
Basic weighted average shares outstanding	57,640,995	58,321,016	57,944,092	58,326,286

(a)	Excluding depreciation, depletion and amortization, shown separately above.

Summary Balance Sheet

($ in millions)

	December 31, 2025	December 31, 2024
Assets
Investment in real estate, net	$1,004.9	$1,040.4
Investment in unconsolidated joint ventures	66.0	66.5
Cash and cash equivalents	129.6	88.8
Other assets	73.8	80.3
Property and equipment, net	41.3	59.1
Investments held by special purpose entities	202.8	203.5
Total assets	$1,518.4	$1,538.6

Liabilities and Equity
Debt, net	$391.2	$437.8
Accounts payable and other liabilities	48.3	53.9
Deferred revenue	58.7	59.3
Deferred tax liabilities, net	65.8	72.4
Senior Notes held by special purpose entity	178.8	178.5
Total liabilities	742.8	801.9
Total equity	775.6	736.7
Total liabilities and equity	$1,518.4	$1,538.6

Corporate and Other Operating Expenses

($ in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Employee costs	$3.7	$2.9	$13.1	$12.7
Property taxes and insurance	1.4	1.4	6.3	5.5
Professional fees	1.1	1.2	3.9	3.6
Marketing and owner association costs	0.4	0.3	1.3	1.0
Occupancy, repairs and maintenance	0.3	0.1	0.7	0.6
Other miscellaneous	0.5	0.4	2.0	1.8
Total corporate and other operating expenses	$7.4	$6.3	$27.3	$25.2

Reconciliation of Non-GAAP Financial Measures (Unaudited)

($ in millions)

EBITDA is a non-GAAP financial measure, which management believes assists investors by providing insight into the operating performance of the Company across periods on a consistent basis and, when viewed in combination with the Company results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the Company.  However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.  EBITDA is calculated by adjusting “Interest expense”, “Investment income, net”, “Income tax expense”, “Depreciation, depletion and amortization” to “Net income attributable to the Company”.

	Quarter Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income attributable to the Company	$29.9	$18.9	$115.6	$74.2
Plus: Interest expense	7.2	8.1	30.5	33.6
Less: Investment income, net	(3.4)	(3.2)	(13.2)	(13.5)
Plus: Income tax expense	9.7	6.6	39.2	26.0
Plus: Depreciation, depletion and amortization	11.7	12.1	47.5	46.4
EBITDA	$55.1	$42.5	$219.6	$166.7

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; ability to generate recurring revenue and grow profitability; opportunities to capture value of our developed assets in strategic transactions;  plans to maintain an efficient cost structure; our capital allocation initiatives, including investments in our business, dividends and opportunistic stock repurchases; plans regarding our joint venture developments; and the timing and impact of current developments and new projects in 2026 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; inflation; higher insurance costs and our ability to obtain adequate insurance coverage for our properties; financial institution disruptions; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; imposition of tariffs and uncertainty regarding trade policies; changes in consumer sentiment and confidence that may impact demand across our segments; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects; our ability to complete construction and development projects within expected timeframes; the interest of prospective guests in our hotels; reductions in travel and other risks inherent to the hospitality industry; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; mix of sales from different communities and the corresponding impact on sales period over period; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest  Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas where we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny negatively impacting our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend and our ability to repurchase stock under our stock repurchase program. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a diversified real estate development, asset management and operating company with real estate assets and operations in Northwest Florida.  The Company intends to use existing assets for residential, hospitality and commercial ventures.  St. Joe has significant residential and commercial land-use entitlements.  The Company actively seeks higher and better uses for its real estate assets through a range of development activities.  More information about the Company can be found on its website at www.joe.com.

© 2026, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, “WaterColor®” and “Watersound®”, and other development names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

St. Joe Investor Relations Contact:

Marek Bakun

Chief Financial Officer

1-866-417-7132

Marek.Bakun@Joe.Com